Exhibit 32.2
Certification Pursuant to 18 U.S.C. Section 1350
     In connection with the Quarterly Report of National Dentex Corporation (the “Company”) on Form 10-Q for the quarter ending September 30, 2005 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Richard F. Becker, Jr., Chief Financial Officer, Executive Vice President and Treasurer of the Company, certify, pursuant to 18 U.S.C. Section 1350, that to my knowledge:
(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

By:	/s/ Richard F. Becker, Jr.

Richard F. Becker, Jr.
Executive Vice President, Treasurer and Chief Financial Officer
November 14, 2005